Exhibit 2.5
Amendment No. 1 to the Contribution Agreement
     This Amendment No. 1 (this “Amendment”) to the Contribution Agreement, dated as of August 9, 2011 (the “Contribution Agreement”), by and among Blackstone Oil & Gas, LLC, Omega Energy Corp., Lara Energy, Inc. (collectively, the “Members”), and ZaZa Energy Corporation, a Delaware corporation (the “Company”), is entered into by the Company and the Members as of November 10, 2011.
RECITALS
     WHEREAS, the Members and the Company desire to make certain amendments to the Contribution Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the parties hereby agree to amend the Contribution Agreement as follows.
1.	Definitions. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Contribution Agreement.

2.	Consideration. Section 1.02 of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

At the Effective Time, subject to the terms and conditions of this Agreement, the Company shall deliver to each Member, in exchange for such Member’s ZaZa Membership Interests and, as applicable, the Lara Sub Shares (i) (A) one-third of the Maximum Cash Consideration (as defined below) in cash and (B) a Note (a “Promissory Note”) having an initial principal amount equal to the Member Note Amount (as defined below), and (ii) to each Member, a certificate representing one-third of the number of shares of Company Common Stock constituting the ZaZa Share Consideration, subject to Section 3.02(e) of the Merger Agreement. For purposes hereof, the “Maximum Cash Consideration” means the maximum amount of the Total Potential Cash Amount that may be paid to the Members pursuant to the ZaZa Contribution without giving rise to a failure of the condition set forth in Section 7.01(h) of the Merger Agreement; the “Aggregate Note Amount” means the Total Potential Cash Amount less the Maximum Cash Consideration; and with respect to each Member, the “Member Note Amount” shall be equal to one third of the Aggregate Note Amount.

3.	ZaZa Notes. A new Section 1.05 entitled “ZaZa Notes” is hereby added to the Contribution Agreement as follows:

If any amount of Tax Distributions or Member Loans (each as defined in the Merger Agreement) owed by ZaZa to a Member shall not have been paid as of the Closing, in lieu of ZaZa being required to pay such amounts, the Members shall cause ZaZa to issue a promissory note in the form of Exhibit B (the “ZaZa Notes”) to each Member having an initial principal amount equal to the sum of the outstanding Tax Distributions and the outstanding balance on the Member Loans owed to such Member. Each Member agrees not to seek repayment from ZaZa in respect of such Member’s Member Loan if and to the extent that ZaZa is not permitted to make such payment under the terms of the Merger

Agreement. Upon delivery of the ZaZa Notes to a Member hereunder, the existing promissory note evidencing any Member Loan to such Member being refinanced with such ZaZa Note shall be marked and deemed “Paid in Full” and shall be delivered to ZaZa. For the avoidance of doubt, the effect of these agreements and payments is that the Members’ sole recourse in respect of these obligations, at all times on and after the Closing, will be exclusively under the ZaZa Notes. The Company shall cause ZaZa to prepay on January 14, 2012 a portion of each Member’s ZaZa Note equal to such Member’s unpaid Tax Distribution. The ZaZa Notes shall be secured by a lien on substantially all of the assets of ZaZa, which lien shall be subordinated to the liens in favor of Senior Indebtedness (as defined in the ZaZa Notes) on such terms as reasonably requested by the Senior Indebtedness lender and pursuant to terms of a security agreement on terms reasonably acceptable to ZaZa, the Company and the Members. Notwithstanding the foregoing, the ZaZa Notes shall not be secured by any lien, on (x) any of ZaZa’s real property interests or any of its oil, gas and/or mineral leases, properties, servitudes, and/or rights and related wells, fixtures, equipment, facilities, contract rights, and all oil, gas, other hydrocarbons, and other minerals produced from or allocated to such properties, including, without limitation, all as-extracted oil, gas, other hydrocarbons, and other minerals and all accounts arising out of the sale of such oil, gas and other hydrocarbons, and other minerals at the wellhead or minehead, and any products processed or obtained therefrom, together with all proceeds of any of the foregoing or (y) any assets or rights of ZaZa that are subject to a negative pledge by ZaZa or which ZaZa is otherwise prohibited from pledging to a third party, in either case pursuant to any contract to which ZaZa is a party.

4.	Exhibit A. The fourth paragraph on the first page of Exhibit A of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

The Maker may prepay all or a portion of the principal amount hereof, in whole or in part at any time, and to repay any interest accrued on the principal amount hereof at any time and from time to time, in each case, without premium or penalty. If Maker or any of its subsidiaries consummate any debt or equity financing (other than a revolving credit facility), Maker shall, within five (5) days of the consummation of such financing, prepay a portion of the Note equal to the lesser of (i) all amounts of accrued interest and outstanding principal hereunder or (ii) twenty percent (20%) of the net cash proceeds of such financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the denominator of which is the sum of the outstanding balance of this Note and the other similar notes issued by Maker or ZaZa Energy, LLC on or about the date of this Note to Todd Brooks, Gaston Kearby, John Hearn, Lara Energy, Inc., Omega Energy Corp. and Blackstone Oil & Gas, LLC (a “Mandatory Prepayment”), which Mandatory Prepayment shall be applied first to any interest accrued on the outstanding principal amount hereof at the time of such prepayment and second to the outstanding principal amount hereof.

5.	Exhibit B. A new Exhibit B is hereby added to the Contribution Agreement in the form of Annex A to this Amendment.

6.	Contribution Agreement Remains in Full Force and Effect. Except as amended by this Amendment, the Contribution Agreement remains in full force and effect.

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7.	Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
SIGNATURE PAGE TO FOLLOW

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     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

ZAZA ENERGY CORPORATION
By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie
	Title:	Vice President and Secretary

BLACKSTONE OIL & GAS, LLC
By:	/s/ Todd Alan Brooks
	Name:	Todd Alan Brooks
	Title:	President

OMEGA ENERGY CORP.
By:	/s/ Gaston L. Kearby
	Name:	Gaston L. Kearby
	Title:	President

LARA ENERGY, INC.
By:	/s/ John E. Hearn, Jr.
	Name:	John E. Hearn, Jr.
	Title:	President

CONSENTED TO AND AGREED TO
AS OF THE FIRST DATE WRITTEN ABOVE:
TOREADOR RESOURCES CORPORATION

By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie
	Title:	President and Chief Executive Officer

ANNEX A
FORM OF ZAZA NOTE

$[___________]	New York, New York [●], 2011
          ZaZa Energy, LLC, a Texas limited liability company (“Maker”), hereby promises to pay to [ZaZa Member], (“Payee”), on the fourth anniversary of the date hereof (the “Maturity Date”), in lawful money of the United States of America, the principal amount of [_______] DOLLARS ($[______]), and to pay simple interest at the rate of 8% per annum on the outstanding principal balance hereof from the date hereof until payment of the principal balance in full or in part without premium or penalty on the Maturity Date (or any extension thereof), pursuant to the terms and conditions set forth in this secured, non-negotiable, non-transferable promissory note (this “Note”). Interest payments shall be made in cash on the last day of each month and on the Maturity Date.
          If the obligation of Maker to pay any principal or interest on this Note becomes due on a Saturday, Sunday or day on which banks in New York State are permitted or required to be closed, then such due date shall be extended to the next succeeding day that is not a Saturday, Sunday or a day on which banks in New York State are permitted or required to be closed. All payments of principal and interest due hereunder shall be paid in lawful money of the United States of America by wire transfer at the account specified by Payee.
          This Note shall be secured by a pledge of collateral in favor of Payee in accordance with that certain security agreement executed by and between Maker and Payee concurrently with the execution of this Note (the “Security Agreement”).
          The Maker may prepay all or a portion of the principal amount hereof, in whole or in part at any time, and to repay any interest accrued on the principal amount hereof at any time and from time to time, in each case, without premium or penalty. If Maker, ZaZa Energy Corporation, a Delaware corporation (“Parent”), or any of their subsidiaries consummate any debt or equity financing (other than a revolving credit facility), Maker shall, within five (5) days of the consummation of such financing, prepay a portion of the Note equal to the lesser of (i) all amounts of accrued interest and outstanding principal hereunder or (ii) twenty percent (20%) of the net cash proceeds of such financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the denominator of which is the sum of the outstanding balance of this Note and the other similar notes issued by Maker or Parent on or about the date of this Note to Todd Brooks, Gaston Kearby, John Hearn, Lara Energy, Inc., Omega Energy Corp. and Blackstone Oil & Gas, LLC (a “Mandatory Prepayment”), which Mandatory Prepayment shall be applied first to any interest accrued on the outstanding principal amount hereof at the time of such prepayment and second to the outstanding principal amount hereof. Maker shall also make prepayments, if applicable, as required under the terms of the Contribution Agreement (as hereinafter defined).

Annex A—1

          Payee represents that it is acquiring this Note for investment and not with a view to the sale or distribution thereof.
          Maker represents, warrants and covenants that (i) the issuance and delivery of this Note has been duly and validly authorized and (ii) this Note is a valid and legally binding obligation of the Maker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and similar laws affecting creditors’ rights generally and that the granting of specific performance lies at the discretion of a court in equity.
          This Note evidences secured, non-negotiable and non-transferable indebtedness of the Maker.
          If an Event of Default (as defined below) under this Note shall occur and be continuing, then the Payee shall have the right to declare the entire principal balance and all accrued interest under this Note due and payable. An “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events with respect to Maker: (i) if Maker shall fail to make any payment of principal or interest on this Note required hereby when due; (ii) any security interest purported to be created by the Security Agreement shall cease to be, or shall be asserted by the Maker not to be, a valid, perfected, first priority) security interest in the collateral covered thereby; (iii) default shall be made in the due observance or performance by Maker of any covenant, condition or agreement contained in the Security Agreement and such default shall continue unremedied for a period of 30 days after the receipt of notice thereof by the Maker from the Payee, (iv) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (1) commence a voluntary case or proceeding; (2) consent to the entry of an order for relief against it in an involuntary case; (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (4) make an assignment for the benefit of its creditors; or (5) admit in writing its inability to pay its debts as they become due; or (v) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against Maker in an involuntary case; (2) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (3) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 30 days.
          All notices in respect of this Note shall be given by hand delivery, by a recognized overnight courier service, or by registered or certified United States mail, return receipt requested, to Maker or Payee and their respective agents at their addresses set forth in Section 7.02 of the Contribution Agreement (the “Contribution Agreement”), dated as of August 9, 2011, among Parent, Payee and the other members of Maker, it being understood that notices to Maker should be sent to the address specified for Parent in the Contribution Agreement. Any notice deemed to have been given two business days after delivery to the courier service or five days after deposited in the U.S. mail, as the case may be.

Annex A—2

          This Note is not transferable or assignable by its holder without the prior written consent of the Maker.
          Maker covenants and agrees, and Payee by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this Note is subordinated, to the extent and in the manner provided herein, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) and that the subordination is for the benefit of the lenders under such Senior Indebtedness (the “Lenders”). Maker, and Payee by its acceptance of this Note likewise, hereby (i) authorizes each Lender to demand specific performance of the terms hereof, whether or not Maker shall have complied with any of the provisions hereof applicable to it, at any time when Maker shall have failed to comply with any provisions hereof which are applicable to it, and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance. Upon any payment of any amounts hereunder by Maker to Payee, or upon any distribution of assets of Maker in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
          (i) The Lenders shall first be entitled to receive payment in full in cash of the Senior Indebtedness before Payee is entitled to receive any payment on account of any obligations evidenced hereby; provided that so long as no Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) shall have occurred and continue under any definitive agreement governing any Senior Indebtedness, Maker may pay to Payee and Payee may receive for itself and not for the benefit of the Lenders regularly scheduled payments of interest hereunder and Mandatory Prepayments in accordance with the terms hereof;
          (ii) Any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to which Payee would be entitled except for the provisions hereof, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders; and
          (iii) In the event that notwithstanding the provisions hereof, any payment or distribution of assets of Maker of any kind or character (other than regularly scheduled interest and Mandatory Prepayments paid in accordance with clause (i) above), whether in cash, property or securities, shall be received by Payee on account of this Note before all Senior Indebtedness is paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Lenders for application to the payment of the Senior Indebtedness until all of the Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to the Lenders.

Annex A—3

          No right of any Lender or any other present or future holders of any Senior Indebtedness to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or Payee or by any act or failure to act, in good faith, by any Lender, or by any noncompliance by Maker or Payee with the terms of this Note, regardless of any knowledge thereof which any Lender may have or be otherwise charged with; and such indebtedness of Maker to the Payee, if any Lender, after a Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) has occurred, so requests, shall be collected, enforced and received by Payee as trustee for the Lenders and be paid over to the Lenders on account of Senior Indebtedness, but without affecting or impairing in any manner the liability of Maker under the provisions of this Note.
          As used herein, “Senior Indebtedness” means any obligation of Maker or Parent to any unaffiliated third party for borrowed money which, by its express terms, is senior to the obligations of Maker under this Note, and all obligations and liabilities (including all principal and any interest accruing on the foregoing), fees, charges and collection expenses in connection therewith; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed $150,000,000.
          This Note shall be governed by and construed in accordance with the laws and the State of New York, and the terms hereof may only be changed by written agreement duly executed by Maker and Payee.
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Annex A—4

IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered as of the date first above written.

ZAZA ENERGY, LLC
By:
Name:
Title:

Annex A—5